Contact:

Wayne Schellhammer
Chairman & Chief Executive Officer
American CareSource Holdings, Inc.
Tel. 972-308-6828

The American Stock Exchange Lists the Common Stock of American CareSource Holdings, Inc.

DALLAS, TX--(BUSINESS WIRE)--October 18, 2006-- The American Stock Exchange (the "Exchange") will list the common stock of American CareSource Holdings, Inc. ("American CareSource"), for trading tomorrow, October 19, 2006 under the ticker symbol XSI. "The listing on the American Stock Exchange is another important milestone in the development of our company," said Wayne A. Schellhamer, Chief Executive Officer of American CareSource. "We are honored to be part of the American Stock Exchange; we believe that a listing on the American Stock Exchange will increase our visibility to a broader pool of potential shareholders and create an orderly market for our stock."

About American CareSource

American CareSource, a publicly traded ancillary care benefit management company, is a comprehensive ancillary care service provider offering a national network of more than 20,000 ancillary providers. American CareSource's ancillary network management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource offers its clients substantial discounts on services rendered through its network of ancillary care providers in more than 30 service categories.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource.